Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan              (651) 293-2809

SCOTT O’HARA APPOINTED TO ECOLAB’S BOARD

ST. PAUL, Minn., August 7, 2009:  The Board of Directors of Ecolab Inc. announced that it has appointed C. Scott O’Hara to the board.

Mr. O’Hara was named Executive Vice President, President and Chief Executive Officer Heinz North America, of H.J. Heinz Company in July 2009. He previously served as Heinz’s Executive Vice President — Europe.  Prior to joining Heinz in 2006, O’Hara was an executive of The Gillette Company, serving in various global operating and management roles for 14 years.

Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer commented on O’Hara’s appointment, saying, “We are very pleased to have Scott join Ecolab’s board.  He adds valued food processing and global operating experience to our board, and we look forward to his counsel in further developing our aggressive growth plans.”

O’Hara’s appointment increases the size of Ecolab’s Board to11 from10 members.

With sales of more than $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

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